Exhibit 99.1

Jason Industries Appoints Sarah Sutton as Chief Financial Officer

MILWAUKEE, April 7, 2015 (GLOBE NEWSWIRE) -- Jason Industries, Inc. (Nasdaq:JASN) (Nasdaq:JASNW) (the “Company” or “Jason”), parent company to a global family of manufacturing leaders in the seating, finishing, automotive acoustics and components markets, today announced that Sarah C. Sutton will be appointed chief financial officer. Sarah will report to Jason chief executive officer, David C. Westgate.

Ms. Sutton, age 43, has served as vice president, financial planning and analysis at Regal Beloit Corporation (NYSE:RBC), a leading manufacturer of electric motors, electrical motion controls, power transmission and power generation products serving markets throughout the world, since 2011. She previously served as chief financial officer of A.O. Smith Corporation’s (NYSE:AOS) Electrical Products Company (“EPC”), one of the largest manufacturers of electric motors for residential and commercial applications in North America, from 2002 until EPC was acquired by Regal Beloit in 2011. A certified public accountant, Ms. Sutton began her career at KPMG LLP. She earned a Bachelor of Science degree in administration, with an accounting concentration, from California State University, San Bernardino, and an executive master of business administration degree from Northwestern University, Kellogg School of Management.

“Sarah brings to Jason public company finance leadership, extensive M&A and post-merger integration experience, and a track record of ensuring results that deliver shareholder value. Her leadership will help to move Jason’s financial operations to the next level and her valuable skills and experience will be an asset to the executive leadership team, of which she’ll become a member,” stated David Westgate, chief executive officer of Jason.

Stephen L. Cripe, currently Jason’s chief financial officer, is retiring from the Company by mutual agreement but will remain onboard through May 31, 2015 to ensure a smooth transition. “Steve’s leadership and expertise have been instrumental to Jason’s success throughout his eight years as CFO. It’s been my pleasure to work with him. On behalf of all Jason employees and the Board, I want to sincerely thank Steve for his service,” added Westgate.

About Jason Industries

The Company is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including Assembled Products (Buffalo Grove, Ill.), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), Osborn (Richmond, Ind. and Burgwald, Germany) and Sealeze (Richmond, Va.). All Jason companies utilize the Jason Business System, a collaborative manufacturing strategy applicable to a diverse group of companies that includes business principles and processes to ensure best-in-class results and collective strength. Headquartered in Milwaukee, Wisconsin, Jason employs more than 4,400 individuals in 13 countries.

CONTACT:    Investor Relations
Richard Zubek
investors@jasoninc.com